UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
December 3, 2014

EASTMAN CHEMICAL COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-12626	62-1539359
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 South Wilcox Drive, Kingsport, TN	37662
(Address of Principal Executive Offices)	(Zip Code)

(423) 229-2000
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e) - Compensatory Arrangements of Certain Officers

2015 Unit Performance Plan Corporate Performance Measure and Named Executive Officer Target Variable Pay Opportunities

On December 3, 2014, the Compensation and Management Development Committee (the “Compensation Committee”) of the Board of Directors of Eastman Chemical Company (the “Company”) approved the corporate performance measure, eligible employees (including the executive officers), and target variable pay opportunities for the 2015 Unit Performance Plan (the "UPP"). The UPP is filed as Exhibit 10.12 to the Company's Annual Report on Form 10-K for the year ended December 31, 2012 and is described in the Company's 2014 Annual Meeting Proxy Statement under “Compensation Discussion and Analysis - Elements of our Executive Compensation - Annual Cash Compensation - Base Pay and Incentive Pay - Annual Incentive Pay - Unit Performance Plan”.

For 2015, the corporate performance measure for determining the available UPP cash award pool will be earnings from operations ("EFO"). The Compensation Committee will establish specific 2015 UPP cash payout pool amounts based upon actual EFO compared to pre-set EFO targets. The target 2015 EFO and corresponding target UPP payout pool amount will correspond to the Company's EFO target under the annual business plan for 2015 as approved by the Board of Directors.

The portion of the UPP award pool allocated to the executive officers will be determined by aggregating their individual target variable pay amounts, multiplied by a "performance factor" corresponding to their overall performance compared to pre-established organizational and personal performance objectives. For 2015, the target variable pay for performance that meets the pre-established objectives under the UPP (expressed as a percentage of annual base salary) for the continuing executive officers for whom executive compensation disclosure is provided in the Company's 2014 Annual Meeting Proxy Statement (the “named executive officers”) will be 130% for the Chief Executive Officer (Mark J. Costa), 100% for the Chief Operating Officer (Ronald C. Lindsay ), 90% for the Executive Vice President and Chief Financial Officer (Curtis E. Espeland), and 60% for the Senior Vice President, Chief Legal Officer and Corporate Secretary (David A. Golden). The Compensation Committee may consider changing target executive UPP compensation for 2015 based upon comparable pay for similar jobs at identified peer and other companies and for any executives who change responsibilities or positions during 2015.

At the end of 2015, in connection with the determination of the amount of the total UPP award pool available to the executive officers, the Chief Executive Officer will assess the other executives' individual performance against pre-established goals and expectations and determine the amounts of the individual payouts from the portion of the total UPP award pool allocated to the executive officers. The Chief Executive Officer's assessments will be based upon his evaluation of each executive officer's performance compared to pre-established performance objectives for 2015. Based on the Chief Executive Officer's assessment, the Compensation Committee will consider UPP payouts to the executive officers for 2015 in early 2016. The Compensation Committee will review the CEO's performance against his individual financial, organizational, and strategic objectives and determine his payout for 2015. The payouts, if any, to the CEO and other executive officers for 2015 will be disclosed in the Company's Proxy Statement for its 2016 Annual Meeting of Stockholders.

In determining EFO for the purpose of measuring corporate performance, the UPP provides for adjustments by the Compensation Committee for certain items that were not included in the Company's targeted financial performance under the annual business plan, typically the same as those non-core or non-recurring items excluded from operating earnings in the non-GAAP financial measures disclosed by the Company in its public financial results disclosures.

Restricted Stock Unit Award to Chief Financial Officer Curtis E. Espeland

On December 3, 2014, the Compensation Committee approved the award of 18,000 restricted stock units to Mr. Espeland on January 1, 2015. The restricted stock units will vest and payout in unrestricted shares of Company common stock on January 1, 2018, subject to Mr. Espeland’s continued employment and his satisfactory performance, as evaluated by and determined in the sole discretion of the Compensation Committee, in leadership of the financial integration of mergers and acquisitions and of development and execution of business plans that result in improved financial performance of the Company considering external market conditions. The form of the restricted stock unit award to Mr. Espeland will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

Item 5.03 - Amendment to Bylaws

On December 4, 2014, the Board of Directors amended the Company’s Bylaws to revise the description of the Chief Accounting Officer and Controller officer positions to clarify that: (i) the same or two different people can hold these two positions; (ii) the Chief Accounting Officer (if there is a Chief Accounting Officer) is the “principal accounting officer”; (iii) if there is not a Chief Accounting Officer, then the Controller is the “principal accounting officer”; and (iv) the Chief Accounting Officer has primary custody and operation of the accounting books and records of the Corporation (with the Controller if there is a separate Controller) .

The text of the Bylaw amendment, marked to show the changes, is filed as Exhibit 3.01 to this Current Report on Form 8-K. A complete copy of the Company’s Bylaws as amended is posted on the Company’s Internet website (www.eastman.com) in the “Investors -- Corporate Governance -- Bylaws” section and will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EASTMAN CHEMICAL COMPANY
	By:	/s/ Brian L. Henry
	Name:	Brian L. Henry
	Title:	Senior Counsel & Assistant Secretary
Date: December 9, 2014